UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2021

NuVasive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 909-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NUVA	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   On August 5, 2021, the Board of Directors (the “Board”) of NuVasive, Inc. (the “Company”), following the recommendation of the Nominating, Corporate Governance and Compliance Committee of the Board, elected Amy Belt Raimundo to serve as a director of the Company, effective August 9, 2021. Ms. Raimundo will serve as a Class I director and will stand for re-election to the Board at the Company’s 2023 Annual Meeting of Stockholders.

In connection with the election of Ms. Raimundo to the Board, the Board approved an increase in the size of the Board from nine to ten members. Following the election of Ms. Raimundo to the Board, the Board is now comprised of ten directors, nine of whom are independent non-employee directors. There are no arrangements or understandings between Ms. Raimundo and any other person pursuant to which she was elected as a director of the Company, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) between Ms. Raimundo and the Company.  Ms. Raimundo has not yet been appointed to any committee of the Board.

Ms. Raimundo, age 48, is currently a Managing Partner of Convey Capital, a venture capital fund focused on making investments in healthcare technology. From October 2016 through June 2021, Ms. Raimundo served as a Managing Director of Kaiser Permanente Ventures, a venture capital arm of Kaiser Permanente that focuses on investments in health information technology, digital health, healthcare services, medical devices and diagnostics and precision medicine. Prior to joining Kaiser Permanente Ventures, Ms. Raimundo was the Chief Business Officer of Evidation Health, a health analytics data company, from March 2015 through October 2016. Prior to joining Evidation Health, Ms. Raimundo served as Vice President of Covidien Ventures from September 2010 through February 2015, and as Vice President of Advanced Technology Ventures from November 2006 through September 2010. She also previously held operating roles at Guidant Corporation and served as a management consultant for APM/CSC Healthcare where she optimized clinical workflow and guidelines for major hospital systems. Ms. Raimundo is a Kauffman Venture Fellow as well as founder and President of Medtech Women, a nonprofit organization dedicated to highlighting women leaders in the medical technology industry. Mr. Raimundo earned a Bachelor’s Degree in economics from Yale University and a Master of Business Administration Degree from the University of California at Berkeley.

Pursuant to the Company’s current non-employee director compensation package and under the Company’s 2014 Equity Incentive Plan, Ms. Raimundo will be awarded a pro-rated annual grant of restricted stock units (“RSUs”) on August 9, 2021, subject to vesting on the date of the 2022 Annual Meeting of Stockholders. The RSUs will be granted with a grant date value of $143,151 which reflects $190,000 pro-rated for the period August 9, 2021 to May 11, 2022 (the anticipated date of the 2022 Annual Meeting of Stockholders). The number of shares of the Company’s common stock subject to the RSUs will be calculated by dividing the grant date value by the Company’s closing stock price on the grant date. Ms. Raimundo will also receive an annual cash retainer of $70,000 for her Board service, payable quarterly.  Ms. Raimundo has entered into an indemnification agreement with the Company in substantially the form filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014.

On August 9, 2021, the Company issued a press release announcing the election of Ms. Raimundo to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description.
99.1	Press release issued by NuVasive, Inc. on August 9, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: August 9, 2021	/s/ Matthew K. Harbaugh
Matthew K. Harbaugh
Executive Vice President and Chief Financial Officer